Exhibit 99.1

For Immediate Release

December 9, 2004

Investor Contact: Genny Pennise, (847) 771-6460, investor.relations@hewitt.com

Media Contact: Kelly Zitlow, (847) 442-7662, kelly.zitlow@hewitt.com

Hewitt Associates Reports Additional Liquidity

Opportunities for Current and Former Employees

LINCOLNSHIRE, Ill. – Hewitt Associates, Inc. (NYSE: HEW), a global human resources services firm, today announced it has been advised by FORE Holdings LLC that FORE Holdings will release the transfer restrictions on additional shares of Class B and Class C stock held by current and former employees each month from January through March 2005.

Hewitt previously announced the release of transfer restrictions on an aggregate of 4.8 million shares of Class B and Class C common stock, and shares held by certain Exult senior executives, during October through December 2004. Through November, roughly one-third of the approximately 3.2 million shares released were sold and converted into Class A shares. FORE Holdings has announced its plan to additionally release transfer restrictions on 1 percent of the original number of aggregate Class B and Class C shares each week from January through March 2005 (approximately 0.79 million shares per week, totaling approximately 10.3 million shares). These shares may be sold pursuant to the Company’s S-3 registration statement, which became effective August 31, 2004. In addition, restrictions on 1 percent of the 0.9 million Class A shares held by certain Exult senior executives will also be released each week from January through March 2005 (approximately 0.01 million shares per week, totaling approximately 0.12 million shares). The Company is unable to estimate how many of the shares will be sold.

FORE Holdings stated that liquidity opportunities after March 2005 could include a continuation of the release of transfer restrictions at the same or a different rate, negotiated sales to institutions, or a combination of these scenarios. FORE Holdings further advised the Company that while a managed secondary remains an option, it expects the release of shares through March 2005 and its other options from April through the transfer restriction expiration date of June 27, 2005 will likely be adequate to meet the liquidity expectations of the Class B and Class C stockholders. As previously disclosed, sales restrictions on remaining Class B and Class C shares and shares held by certain senior Exult executives are expected to lapse on June 27, 2005.

About Hewitt Associates

With more than 60 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The firm consults with more than 2,300 companies and administers human resources, health care, payroll and retirement programs on behalf of more than 300 companies to millions of employees and retirees worldwide. Located in 35 countries, Hewitt employs approximately 19,000 associates. For more information, please visit: www.hewitt.com.

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